Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated February 17, 2009, except as to the condensed consolidating financial information described in Note 19, as to which the date is December 22, 2009, with respect to the consolidated financial statements and schedule as of December 28, 2008 and December 30, 2007 and for each of the three years in the period ended December 28, 2008, and internal control over financial reporting as of December 28, 2008, included in this Current Report on Form 8-K dated December 22, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The GEO Group, Inc. on Forms S-3 (File No. 333-141244, effective March 13, 2007 and File No. 333-111003, effective December 8, 2003 as amended by File No. 333-111003, effective January 20, 2004 as amended by File No. 333-111003, effective January 26, 2004) and Forms S-8 (File No. 333-142589, effective May 3, 2007, File No. 333-79817, effective June 2, 1999, File No. 333-17265, effective December 4, 1996, File No. 333-09977, effective August 12, 1996 and File No. 333-09981, effective August 12, 1996).
/s/ Grant Thornton LLP
Miami, Florida
December 22, 2009